Exhibit 10.65

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), executed as of April 14, 2005, but effective for all purposes as of the 15th day of November 2004 (the “Effective Date”), is made and entered into by and between BioDelivery Sciences International, Inc. (the “Company”) and Susan Gould-Fogerite (“Consultant”).

R E C I T A L S

WHEREAS, the Company desires to engage Consultant to perform consulting services, and Consultant desires to be engaged by the Company to perform consulting services, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Consulting Services. The Company hereby retains Consultant to perform technical and administrative consulting services during the Term (as defined below) with respect to the Company’s patent estate. Upon the agreement of the Company, Consultant may also perform services in connection with the Company’s autologous HIV therapy project and such other projects on which the Company and Consultant shall mutually agree. Consultant shall not perform (and shall not be entitled to any remuneration from the Company for the performance of) more than eight (8) hours of work per week for the Company. In the event that Consultant shall reach such eight (8) hour limit in any given week, Consultant shall cease work for such week and immediately notify the President of the Company by e-mail or telephone that such limit has been reached. The Company, in its sole discretion, may then retain Consultant to perform additional hours of work at the hourly rate set forth in Section 2 below.

2. Payment to Consultant. As compensation for consulting services rendered, the Company shall pay Consultant a cash fee of $150 per hour during the Term (as defined below), payable bi-monthly. Consultant shall be provided with the use of her existing laptop computer during the Term (which shall be returned to the Company at the end of the Term along with all data thereon) and shall also be given a $25 per month cellular phone stipend during the Term. The Consultant shall also be reimbursed for reasonable out-of-pocket expenses such as travel and related expenses, in all cases which are approved in advance in writing by the President of the Company. Consultant shall submit written timesheets of her time worked as a condition of payment.

3. Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue through November 15, 2005 (the “Term”). Either party may, for any reason, terminate this Agreement upon sixty (60) days’ written notice to the other party.

4. Time and Place of Service; NIH Grant; UMDNJ Agreement.

(a) Consultant agrees to be reasonably available to render consulting services at the time and locations as may be reasonably requested by the Company. The Company shall provide cubicle deskspace (including an electrical outlet) and a telephone at the Company’s facilities in Newark, New Jersey for use by Consultant. Subject to the confidentiality and other provisions of this Agreement, the parties acknowledge and agree that the consulting services provided by Consultant hereunder are on a part-time basis and that Consultant may engage in other business activities during the Term.

(b) The Company and Consultant agree that, in connection with the Company’s grant (the “NIH Grant”) from the National Institutes of Health (the “NIH”) for a subunit HIV vaccine, the Company and Consultant shall promptly take all necessary steps (including, without limitation, the delivery by Consultant to the Company for its review and agreement of a proposed budget) to establish, within thirty (30) days of the date hereof, a subcontract agreement with Consultant’s new employer, The University of Medicine and Dentistry of New Jersey (“UMDNJ”), under which Consultant will be the Sub-Grantee Principal Investigator, as an employee of UMDNJ, and under which Consultant, through UNDNJ, will continue to perform services in connection with the NIH Grant and under which UMDNJ shall invoice the Company for such services, which shall equate to two days of work per week. Appropriate, reasonable and customary amounts of grant funds for such two days of work per week shall be allocated under such subcontract agreement (but solely up to the amounts permitted under the NIH Grant), including for: (i) the funding of technical support; (ii) reasonable travel expenses in connection with presentations of study results; (iii) shipping of formulations; (iv) purchases of capital laboratory equipment, small laboratory equipment, reagents, disposable and other equipment and supplies needed to establish an appropriate laboratory and perform activities and research related to the NIH Grant; and (v) such other matters as may be agreed upon by the Company, Consultant and UMDNJ, including external subcontract activity or other additional expenditures. The Consultant acknowledges and agrees that: (x) the NIH Grant terminates as of July 31, 2005, (y) the Company makes no representation, warranty or guarantee that any additional funds will be made available by NIH to continue work under the NIH Grant and (z) the Company has and shall be under no obligation to seek renewal of the NIH Grant following its expiration, it being agreed, however, that in the event that, in the Company’s sole discretion, the NIH Grant is renewed by the Company, the Company and Consultant shall use their best efforts to work with UMDNJ to cause an appropriate amendment or extension of such subcontract agreement reflecting the NIH Grant renewal.

(c) The Company covenants to use its best efforts to, within thirty (30) days of the date hereof, work with UMDNJ to amend the Company’s: (i) September 26, 1995 agreements with UMDNJ and Albany Medical College and (ii) April 1, 2001 Research Agreement with UMDNJ to expressly limit the Consultant’s licensing obligations under such agreements to include only such cochleate technology matters on which she has and will work on directly for the Company or with funding or facilities, research staff and equipment provided by the Company.

5. Independent Contractor. Both the Company and Consultant agree that Consultant will act as an independent contractor in the performance of her duties under this Agreement. Accordingly, among other matters relating to such relationship between the parties, Consultant shall: (i) have no rights to participate in any employee benefit plan of the Company and (ii) be responsible for payment of all taxes including federal, state and local taxes arising out of Consultant’s activities in accordance with this Agreement, including by way of illustration but not limitation, federal and state income tax, social security tax, unemployment insurance taxes, and any other taxes or business license fees as required.

6. Non-Exclusive Basis. Consultant acknowledges and agrees that Consultant’s engagement by the Company hereunder is on a non-exclusive basis, and that the Company, in its sole discretion, may engage other consultants to render services of a similar nature to those being rendered by Consultant.

7. Confidentiality. During the Term, and for a period of five (5) years following the termination of this Agreement, Consultant shall keep confidential, except as the Company may otherwise consent to in writing, and not disclose, or make any use of except for the benefit of the Company, at any time either during or subsequent to performance by Consultant of services for the Company, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates (collectively, the “Confidential Information”), which Consultant has heretofore or may in the future produce, obtain or otherwise learn of: (a) during the course of her performance of services under this Agreement and (b) as a result of her prior employment by the Company or its predecessors prior to the date hereof. Consultant shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company. Notwithstanding the foregoing, Consultant may disclose Confidential Information in the event that Consultant is specifically required to do so by state or federal law or regulation or by compulsory process of law, in which case Consultant shall: (y) immediately notify the Company of such requirement and shall participate, at the Company’s expense, in any actions or proceedings to keep the confidentiality of such Confidential Information and (z) if disclosure is legally compelled, only disclose that portion of the Confidential Information which Consultant is advised by legal counsel to disclose in order to avoid applicable sanction or penalty. The term “Confidential Information” shall not apply to information that Consultant can demonstrate is generally available in the public domain, or thereafter becomes available to the public through no act of Consultant in violation of this Section 7.

8. Return of Confidential Material. Upon the expiration or termination this Agreement or Consultant’s relationship with the Company, Consultant shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes and books and data of any nature pertaining to any Invention (as defined below) or Confidential Information of the Company or to the services provided by Consultant. Subject to the obligations of Consultant under Section 7 hereof, Consultant may retain one (1) hard (i.e., not electronic) copy of any information which Consultant worked during the course of the services provided hereunder. It is agreed that the agreements contained in this Section 8 shall apply equally to all materials in the possession of Consultant has a result of her prior employment by the Company or its predecessors prior to the date hereof.

9. Assignment of Inventions and Moral Rights.

(a) Consultant hereby assigns and transfers to the Company, on a perpetual, worldwide and royalty-free basis, her entire right, title and interest in and to all “Inventions,” as defined herein. As used in this Agreement, the term “Inventions” shall mean all ideas, improvements, designs, copyrights, copyrightable material, trademarks, tradenames, trademarkable material, discoveries, developments, drawings, notes, documents, information and/or materials, whether or not patentable and whether or not reduced to practice, made or conceived by Consultant (whether made solely by Consultant or jointly with others) which: (i) occurred, occur or were or are conceived during the period in which Consultant heretofore performed or will in the future perform services for the Company pursuant to this Agreement or any other employment relationship which the Consultant heretofore had with the Company or its predecessors and (ii) which relate in any manner to drug delivery technologies covered by the Company’s past and current patent estate, including, without limitation, those drug delivery technologies regarding the Company’s subunit HIV vaccine project. As used herein, the term “Inventions” shall include and apply equally to all Inventions of the Consultant arising out of her employment by the Company or its predecessors prior to the date hereof.

(b) Consultant acknowledges and agrees that: (i) she is also presently an employee of The Institute for Complementary and Alternative Medicine at UMDNJ, (ii) Consultant may, directly or indirectly for the Company and during the course of her employment with UMDNJ, work on Inventions relating to the matters addressed in Section 9(a) hereof, and (iii) all such Inventions shall be governed by the terms of this Agreement and be deemed “Inventions” for purposes of this Agreement. Consultant acknowledges that the Company is a licensee of UMDNJ or its affiliates that she will agree to be bound, as applicable, by the terms of any agreement between the Company and UMDNJ as it relates to Inventions or otherwise.

(c) Consultant hereby irrevocably transfers and assigns to the Company any and all Moral Rights that Consultant may have in any copyrights or copyrightable material included with the Inventions (collectively, “Copyrights”) assigned pursuant to Section 9(a) hereof. Consultant also hereby forever waives and agrees never to assert against the Company, its successors, assigns or licensees any and all Moral Rights which Consultant may have in any Copyrights, even after expiration or termination of this Agreement. For purposes of this Agreement, the term “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. Before the Company may use Consultant’s name on any published or other publicly disseminated work, the Company shall first obtain Consultant’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

10. Disclosure of Inventions. In connection with all Inventions contemplated by Section 9 hereof:

(a) Consultant will disclose all Inventions promptly, as soon as Consultant becomes aware of such Inventions, in writing to the President of the Company in order to permit the Company to enforce and perfect the rights to which the Company is entitled under this Agreement;

(b) Consultant will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention, and Consultant will preserve all Inventions as Confidential Information in accordance with the terms hereof; and

(c) Upon request, Consultant will assist the Company or its nominee (at the Company’s sole expense for Consultant’s fees, costs and expenses) during and at any time during or subsequent to the performance of services by Consultant for the Company in every reasonable way in obtaining for the Company’s own benefit, patents and copyrights for all Inventions in any and all countries, which Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not patented or copyrighted. Consultant will execute such papers and perform such lawful acts as the Company deems to be necessary to allow the Company to exercise all rights, title and interest in such patents and copyrights, subject to full reimbursement to Consultant for her fees, costs and expenses associates therewith.

11. Execution of Documents. In connection with this Agreement, Consultant will execute, acknowledge and deliver to the Company or its nominee upon request and at the Company’s sole cost and expense all such documents, including applications for patents and copyrights and assignments of all Inventions, patents and copyrights to be issued therefore, as may be reasonably appropriate and the Company may determine necessary or desirable to apply for and obtain letters patent and copyrights on all Inventions in any and all countries and/or to protect the interest of the Company or its nominee in Inventions, patents and copyrights and to vest title thereto in the Company or its nominee.

12. Maintenance of Records. During the Term, Consultant will keep and maintain adequate and current written records of all Inventions made by Consultant (in the form of notes, sketches, drawings and as may be specified by the Company), to the extent Consultant is aware of any such Inventions, which records shall be available to and remain the sole property of the Company at all times.

13. Other Obligations. The Company and Consultant each acknowledge that the Company may, from time to time, have agreements with other persons or entities (including UMDNJ) or with the U.S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. To the extent that Consultant is presently aware of such obligations or restrictions, or to the extent the Company advises Consultant of any such obligations or restrictions in the future, Consultant will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company thereunder.

14. Certain Representations. The Company and Consultant represent to each other, to the best of their knowledge, that Consultant’s performance of all the terms of this Agreement does not and will not breach any agreement or understanding to which the Company or Consultant is a party, including, without limitation, any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Consultant will not enter into any agreement, either written or oral, in conflict herewith.

15. Non-Solicitation. Consultant agrees that neither she will not, without the prior written consent of the Company, at any time during the Term or for a period of two (2) years from the date of the expiration or termination of this Agreement for whatever reason, either individually or through any entity controlled by Consultant, and either on Consultant’s behalf or on behalf of any other person or entity competing or endeavoring to compete with the Company, directly or indirectly employ, retain as an independent contractor or agent, solicit for employment, or endeavor to employ or to retain as an independent contractor or agent, any person who is an officer, director, employee or consultant of or to the Company as of the date of the expiration or termination of this Agreement or was an officer, director, employee or consultant of or to the Company at any time during the one (1) year prior to the expiration or termination of this Agreement. The foregoing shall not preclude Consultant, directly or indirectly, utilizing a general advertisement for employees or the general solicitation of employees through a recruiter.

16. Injunctive Relief. Consultant acknowledges that any breach or attempted breach by Consultant of Section 7-15 inclusive of this Agreement or any provision thereof shall cause the Company irreparable harm for which any adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

17. Arbitration. Except as provided for in Section 16 hereof, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration. Such arbitration shall be held in Newark, New Jersey in accordance with the rules of the American Arbitration Association. The Company and Consultant shall mutually agree as to a single arbitrator and if none can be agreed, shall be bound by the first arbitrator recommended by the Chief Judge of United States District Court, District of New Jersey pursuant to the list of arbitrators kept by the Court pursuant to New Jersey Local Civil Rule 201.1. The determination of the arbitrators shall be final and binding and the parties hereto shall abide by and perform any award rendered by the arbitrators, including, but not limited to, injunction, specific performance, damages and/or any other remedy or relief the arbitrators deem just and equitable, and the parties agree that such award shall be deemed the exclusive and sole source for resolving any controversy or claim arising out of this Agreement, and that a judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The cost of commencing and conducting the arbitration, save and except only legal fees and expenses of the parties, shall be split equally by the parties, regardless of the prevailing party.

18. Miscellaneous. This Agreement constitutes the entire Agreement and understanding between the Company and Consultant with regard to the matters set forth herein, and this Agreement may not be modified or changed, except by written instruments signed by each of the parties or their respective successors or assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This Agreement is a personal services agreement and cannot be assigned or delegated by Consultant to any person or entity. This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws principles thereof. The unenforceability, for any reason, of any term, condition, covenant or provision of this Agreement shall neither limit nor impair the operation, enforceability or validity of any of the other terms, conditions, provisions or covenants of this Agreement. This Agreement may be executed in counterparts and by facsimile, each of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BioDelivery Sciences International, Inc.

By:	/s/ Mark A. Sirgo	/s/ Susan Gould-Fogerite
Name:	Mark A. Sirgo	Susan Gould-Fogerite
Title:	President and COO

[Signature Page to Consulting Agreement, dated April 14, 2005]